UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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GORES HOLDINGS V, INC.

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Filed by Gores Holdings V, Inc.

pursuant to Rule 14a-6

under the Securities Exchange Act of 1934

Subject Company: Gores Holdings V, Inc.

Commission File No.: 001-39429

Date: July 28, 2021

Ardagh Metal Packaging S.A. – Second Quarter 2021 Results

On April 1, 2021, the transfer of Ardagh Group S.A.’s (“Ardagh”) metal beverage packaging business to Ardagh Metal Packaging S.A. (“AMP”) was completed resulting in AMP becoming an unrestricted subsidiary of Ardagh. AMP today announced results for the quarter ended June 30, 2021, as derived from the group consolidation of Ardagh.

	Three months ended June 30,		Change	Constant Currency
	2021	2020
	$‘m	$‘m
Revenue (1)	991	830	19%	14%
Adjusted EBITDA (1)	173	139	24%	18%

	Six months ended June 30,		Change	Constant Currency
	2021	2020
	$‘m	$‘m
Revenue (1)	1,930	1,659	16%	12%
Adjusted EBITDA (1)	321	254	26%	21%

•	Revenue growth of 14% at constant exchange rates to $991 million, with Americas increasing by 21% and Europe by 7%.

•

Adjusted EBITDA growth for the quarter of 18% to $173 million at constant currency, with Americas increasing by 27% and Europe by 10%. LTM Adjusted EBITDA to June 30, 2021 increased to $613 million, from $545 million at December 31, 2020.

•	Global beverage can shipment growth of 3% in the quarter, after a cyber security impact of 4%, and measured against a strong comparable. Year to date beverage can shipment growth of 5%.

•	Specialty can growth of 16%, with double-digit gains in all regions. Specialty cans represented 46% of total shipments during the quarter, reflecting the Group’s continued investment program.

•	Demand remains strong across all segments and output is fully sold in all regions, supported by our customers’ and end consumers’ desire for sustainable packaging solutions.

•

Growth investment projects to address capacity constraints are progressing well in each of our markets, with two new high-speed specialty lines ramping up in Olive Branch (MS), and large projects under way in Winston-Salem (NC) and Huron (OH). Multiple growth projects underway and fully on track in Europe and Brazil.

•	New $300 million ABL facility to be executed imminently, augmenting cash on hand of $0.6 billion at June 30, 2021.

•	Important social sustainability initiative launched with Project Lead the Way, promoting STEM education in all schools in the communities in which we operate across North America.

•

In February 2021, AMP entered into a definitive agreement for a business combination with Gores Holdings V, Inc. (NASDAQ: GRSV, GRSVU and GRSVW). Stockholders to vote on proposed business combination on August 3, 2021. If approved, shares of AMP will begin trading on the New York Stock Exchange (“NYSE”) under the ticker “AMBP” on August 5, 2021.

•	Full year 2021 Adjusted EBITDA guidance will be at least in line with the previously guided $654 million. Third quarter Adjusted EBITDA guidance of approximately $170 million (Q3 2020: $151 million).

Financial Performance Review

Bridge of 2020 to 2021 Revenue and Adjusted EBITDA

Three months ended June 30, 2021

Revenue	Europe	Americas	Group
	$‘m	$‘m	$‘m
Revenue 2020	395	435	830
Organic	30	92	122
FX translation	39	—	39

Revenue 2021	464	527	991

Adjusted EBITDA	Europe	Americas	Group
	$‘m	$‘m	$‘m
Adjusted EBITDA 2020	70	69	139
Organic	8	19	27
FX translation	7	—	7

Adjusted EBITDA 2021	85	88	173

2021 margin %	18.3%	16.7%	17.5%
2020 margin %	17.7%	15.9%	16.7%

Six months ended June 30, 2021

Revenue	Europe	Americas	Group
	$‘m	$‘m	$‘m
Revenue 2020	780	879	1,659
Organic	49	151	200
FX translation	71	—	71

Revenue 2021	900	1,030	1,930

Adjusted EBITDA	Europe	Americas	Group
	$‘m	$‘m	$‘m
Adjusted EBITDA 2020	124	130	254
Organic	15	40	55
FX translation	12	—	12

Adjusted EBITDA 2021	151	170	321

2021 margin %	16.8%	16.5%	16.6%
2020 margin %	15.9%	14.8%	15.3%

Review of the three months ended June 30, 2021

Group

Revenue in the three months ended June 30, 2021 increased by $161 million, or 19%, to $991 million, compared with $830 million in the three months ended June 30, 2020. The increase in revenue is primarily driven by favorable volume/mix effects, which includes an impact of the Group’s business growth investment program, the pass through to customers of higher metal costs and favorable foreign currency translation effects of $39 million.

Adjusted EBITDA in the three months ended June 30, 2021 increased by $34 million, or 24%, to $173 million, compared with $139 million in the three months ended June 30, 2020. The increase was primarily driven by favorable volume/mix effects, which includes an impact of the Group’s business growth investment program and favorable foreign currency translation effects of $7 million. Included within Adjusted EBITDA in the three months ended June 30, 2021 are losses relating to the cyber security incident of $15 million ($11 million in Europe and $4 million in Americas), which are fully compensated by Ardagh under the indemnity agreement in place. This cyber security incident is further detailed below.

Europe

Revenue increased by $69 million, or 17%, to $464 million in the three months ended June 30, 2021, compared with $395 million in the three months ended June 30, 2020. Excluding favorable foreign currency translation effects of $39 million, revenue increased by $30 million, mainly due to the pass through of higher metal costs.

Adjusted EBITDA increased by $15 million, or 21%, to $85 million in the three months ended June 30, 2021, compared with $70 million in the three months ended June 30, 2020. Excluding favorable foreign currency translation effects of $7 million, Adjusted EBITDA increased by $8 million reflecting higher selling prices, including to recover increased input costs and a positive impact from the Group’s business growth investment program.

Americas

Revenue increased by $92 million, or 21%, to $527 million in the three months ended June 30, 2021, compared with $435 million in the three months ended June 30, 2020. The increase in revenue principally reflected favorable volume/mix effects and the pass through of higher metal costs.

Adjusted EBITDA increased by $19 million, or 27%, to $88 million in the three months ended June 30, 2021, compared with $69 million in the three months ended June 30, 2020. The increase was mainly driven by favorable volume/mix effects, which includes an impact of the Group’s business growth investment program.

Cyber incident

On May 17, 2021, the Group announced that it had experienced a cyber security incident, the response to which included pro-actively shutting down certain IT systems and applications used by the business. Key systems have now been brought back online securely, in a phased manner and in line with our plan. Production at all of our manufacturing facilities continued to operate throughout this period, though we experienced some shipping delays as a result of this incident, principally in Europe. While investigation of the incident is ongoing, we have already taken various steps, including engaging leading industry specialists to conduct a forensic investigation of our systems and introducing additional protection tools across our network to further enhance the security of our IT systems. We believe that our existing information technology control environment is appropriately robust and consistent with industry standards. In addition to addressing any findings from these investigations and assessments, we are reviewing our information technology roadmap and accelerating planned IT investments to further improve the effectiveness of our information security. We do not believe that our business growth investment program has been impacted by this incident. We maintain appropriate insurance in respect of a wide range of risks, including in respect of IT incidents. In addition, AMP entered into a letter agreement with Ardagh dated May 21, 2021, under which Ardagh agreed to indemnify AMP and its subsidiaries for certain losses arising from this incident.

Earnings Webcast and Conference Call Details

Ardagh Metal Packaging S.A. (NYSE: AMBP) will hold its second quarter 2021 earnings webcast and conference call for investors at 9.00 a.m. EST (2.00 p.m. BST) on August 3, 2021. Please use the following webcast link to register for this call:

Webcast registration and access:

https://event.webcasts.com/starthere.jsp?ei=1480554&tp_key=cca6fa6e83

Conference call dial in:

United States: +1 323 794 2095

International: +44 330 336 9104

Participant pin code: 182599

Slides

Supplemental slides to accompany this release are available at https://www.ardaghmetalpackaging.com/corporate/investors

About Ardagh Metal Packaging

Ardagh Metal Packaging (AMP) is a leading global supplier of infinitely recyclable, sustainable, metal beverage cans and ends to brand owners. A subsidiary of sustainable packaging business Ardagh Group, AMP is a leading industry player across Europe and the Americas with innovative production capabilities. AMP operates 23 production facilities in nine countries, employing close to 5,000 employees and had sales of approximately $3.5 billion in 2020.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the U.S. Securities Act and Section 21E of the U.S. Securities Exchange Act of 1934, as amended. Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond our control. We caution you that the forward-looking information presented in this press release is not a guarantee of future events, and that actual events may differ materially from those made in or suggested by the forward-looking information contained in this press release. Any forward-looking information presented herein is made only as of the date of this press release, and we do not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.

Non-GAAP Financial Measures

This press release may contain certain financial measures such as Adjusted EBITDA, working capital, Adjusted operating cash flow, net debt and ratios relating thereto that are not calculated in accordance with IFRS or US GAAP. Non-GAAP financial measures may be considered in addition to GAAP financial information, but should not be used as substitutes for the corresponding GAAP measures. The non-GAAP financial measures used by AMP may differ from, and not be comparable to, similarly titled measures used by other companies.

Contacts:

Investors:

Email: john.sheehan@ardaghgroup.com

Media:

Pat Walsh, Murray Consultants

Tel.: +1 646 776 5918 / +353 87 2269345

Email: pwalsh@murrayconsult.ie

Unaudited Consolidated Condensed Income Statement for the three months ended June 30, 2021 (2)

	Three months ended June 30, 2021
	Before exceptional items $‘m	Exceptional items $‘m	Total $‘m
Revenue	991	—	991
Cost of sales	(821)	(5)	(826)

Gross profit	170	(5)	165
Sales, general and administration expenses	(44)	(7)	(51)
Intangible amortization	(39)	—	(39)

Operating profit	87	(12)	75
Net finance expense	(28)	6	(22)

Profit before tax	59	(6)	53
Income tax charge	(26)	(1)	(27)

Profit for the period	33	(7)	26

Unaudited Consolidated Condensed Statement of Financial Position (2)

At June 30, 2021 $‘m
Non-current assets
Intangible assets	1,774
Property, plant and equipment	1,493
Other non-current assets	147

3,414

Current assets
Inventories	301
Trade and other receivables	602
Contract asset	140
Cash and cash equivalents	587
Other current assets	87

1,717

TOTAL ASSETS	5,131

TOTAL EQUITY	(740)

Non-current liabilities
Borrowings including lease obligations	2,891
Other non-current liabilities	775

3,666

Current liabilities
Borrowings including lease obligations	48
Payables and other current liabilities	1,072
Promissory note payable to Ardagh	1,085

2,205

TOTAL LIABILITIES	5,871

TOTAL EQUITY and LIABILITIES	5,131

Unaudited Consolidated Condensed Statement of Cash Flows (2)

Three months ended June 30, 2021
$‘m
Cash flows from operating activities
Cash from operations (3)	164
Interest paid	(4)
Income tax paid	(7)

Cash flows from operating activities	153

Cash flows used in investing activities
Purchase of business	(574)
Capital expenditure	(121)

Cash flows used in investing activities	(695)

Cash flows from financing activities
Changes in borrowings	2,763
Repayment of related party borrowings to Ardagh	(1,741)
Lease payments	(11)
Other financing cash flows	(10)

Net cash inflow from financing activities	1,001

Net increase in cash and cash equivalents	459

Cash and cash equivalents at beginning of period	130
Foreign exchange loss on cash and cash equivalents	(2)

Cash and cash equivalents at end of period	587

Financial assets and liabilities

At June 30, 2021, the Group’s net debt and available liquidity was as follows:

	Drawn amount $‘m	Available liquidity $‘m
Senior Secured and Senior Notes	2,779	—
Lease obligations	194	—
Other borrowings/credit lines	5	—

Total borrowings / undrawn facilities	2,978	—
Deferred debt issue costs	(39)	—

Net borrowings / undrawn facilities	2,939	—
Cash and cash equivalents	(587)	587

Net debt / available liquidity	2,352	587

AMP expects to put in place a Global Asset Based Loan Facility of approximately $300 million during the third quarter of 2021.

	At June 30, 2021
	$‘m
Net Debt	2,352
LTM Adjusted EBITDA	613
Net debt to LTM Adjusted EBITDA (4)	3.8	x

Reconciliation of profit for the period to Adjusted EBITDA (5), Adjusted operating cash flow and Adjusted free cash flow (6)

Three months ended June 30, 2021 $‘m
Profit for the period	26
Income tax charge	27
Net finance expense	22
Depreciation and amortization	86
Exceptional operating items	12

Adjusted EBITDA	173

Movement in working capital	(1)
Capital expenditure	(121)
Lease payments	(11)

Adjusted operating cash flow	40

Interest paid	(4)
Income tax paid	(7)

Adjusted free cash flow	29

Related Footnotes

(1)

Revenue and Adjusted EBITDA for the three and six months ended June 30, 2021 and 2020, respectively, are presented as disclosed for the metal beverage packaging segments within the Ardagh Group Interim Financial Statements for the three and six months ended June 30, 2021 and 2020, respectively.

(2)

The condensed financial information is derived from the group consolidation of Ardagh Group S.A. and its subsidiaries (together “Ardagh”), applying the significant accounting policies as described in note 3 of the unaudited consolidated interim financial statements of Ardagh for the three and six months ended June 30, 2021. However, such condensed financial information is not necessarily indicative of the results that would have occurred if AMP had been a stand-alone business during the period presented.

(3)	Cash from operations is derived from the aggregate of Adjusted EBITDA as presented on Page 7, working capital outflows of $1 million and other exceptional cash outflows of $8 million.
(4)

Net debt is comprised of net borrowings, net of cash and cash equivalents and restricted cash held in escrow. Net borrowings comprises non-current and current borrowings including lease obligations. LTM Adjusted EBITDA at June 30, 2021 is derived from Adjusted EBITDA as presented on Page 1 for the six months ended June 30, 2021 and 2020, respectively, and Adjusted EBITDA as presented for the metal beverage packaging segments within Ardagh’s annual report for the year ended December 31, 2020.

(5)

AMP does not provide a reconciliation to the most comparable GAAP measure for Adjusted EBITDA for the three and six months ended June 30, 2020 and the six months ended June 30, 2021, because, as outlined in notes (1) and (2) above, such information was historically reported to provide information about reportable segments of Ardagh.

(6)

Ardagh historically did not present information about Adjusted operating cash flow on the level of reportable segments and consequently AMP does not provide a reconciliation to the most comparable GAAP measure for the three and six months ended June 30, 2020 and the six months ended June 30, 2021.

******************************************************

Additional Information about the Transactions and Where to Find It

In connection with the proposed transactions contemplated by the business combination agreement, (i) Ardagh Metal Packaging S.A. (“AMPSA”) has filed a registration statement on Form F-4 with the Securities and Exchange Commission (the “SEC”), which the SEC has declared effective, constituting a prospectus of AMPSA and including a proxy statement of Gores Holdings V, Inc. (the “Company”) (the “Registration Statement”) and (ii) the Company filed with the SEC a definitive proxy statement (the “Definitive Proxy Statement”) in connection with the proposed business combination contemplated by the business combination agreement and mailed the proxy statement/prospectus and other relevant documents to its stockholders. The proxy statement/prospectus contains important information about the proposed business combination and the other matters to be voted upon at a meeting of the Company’s stockholders to be held to approve the proposed business combination contemplated by the business combination agreement and other matters. Before making any voting or other investment decision, investors and security holders of the Company are urged to read the proxy statement/prospectus and all other relevant documents filed or that will be filed with the SEC in connection with the proposed business combination as they become available because they will contain important information about the Company, AMPSA and the proposed business combination.

Investors and security holders can obtain free copies of the Registration Statement and the Definitive Proxy Statement and all other relevant documents filed or that will be filed with the SEC by the Company or AMPSA through the website maintained by the SEC at www.sec.gov, or by directing a request to Gores Holdings V, Inc., 9800 Wilshire Boulevard, Beverly Hills, CA 90212, attention: Jennifer Kwon Chou or by contacting Morrow Sodali LLC, the Company’s proxy solicitor, for help, toll-free at (800) 662-5200 (banks and brokers can call collect at (203) 658-9400).

Participants in Solicitation

This document is not a solicitation of a proxy from any investor or securityholder. Ardagh Group S.A. (“AGSA”), the Company and AMPSA and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in connection with the proposed business combination. Information about the Company’s directors and executive officers and their ownership of the Company’s securities is set forth in the Company’s filings with the SEC, and information about AGSA’s and AMPSA’s directors and executive officers is or will be set forth in their respective filings with the SEC. Additional information regarding the interests of those persons and other persons who may be deemed participants in the proposed business combination may be obtained by reading the proxy statement/prospectus regarding the proposed business combination. You may obtain free copies of these documents as described in the preceding paragraph.

Forward Looking Statements

This document contains certain forward-looking statements within the meaning of the federal securities laws with respect to the proposed business combination, including the anticipated timing of the proposed business combination, the services or products offered by AMPSA and the markets in which AMPSA operates, business strategies, debt levels, industry environment, potential growth opportunities, the effects of regulations and AMPSA’s projected future results. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “forecast,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions (including the negative versions of such words or expressions).

Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this document, including, but not limited to: (i) the risk that the proposed business combination may not be completed in a timely manner or at all, which may adversely affect the price of the Company’s or the AGSA’s securities; (ii) the risk that the proposed business combination may not be completed by the Company’s business combination deadline and the potential failure to obtain an extension of the business combination deadline if sought by the Company; (iii) the failure to satisfy the conditions to the consummation of the proposed business combination, including the approval of the proposed business combination by the Company’s stockholders, and the satisfaction of the minimum trust account amount following redemptions by the Company’s public stockholders; (iv) the effect of the announcement or pendency of the proposed business combination on AGSA’s or AMPSA’s business relationships, performance, and business generally; (v) risks that the proposed business combination disrupts current plans of AGSA or AMPSA and potential difficulties in AGSA or AMPSA employee retention as a result of the proposed business combination; (vi) the outcome of any legal proceedings that may be instituted against the Company or AGSA related to the proposed business combination; (vii) the ability to maintain, prior to the closing of the proposed business combination, the listing of the Company’s securities on the NASDAQ Stock Market, and, following the closing of the proposed business combination, AMPSA’s shares on the New York Stock Exchange; (viii) the price of the Company’s securities prior to the closing of the proposed business combination, and AMPSA’s shares after the closing of the proposed business combination, including as a result of volatility resulting from changes in the competitive and highly regulated industries in which AMPSA plans to operate, variations in performance across competitors, changes in laws and regulations affecting AMPSA’s business and changes in the combined capital structure; and (ix) AMPSA’s ability to implement business plans, forecasts, and other expectations after the closing of the proposed business combination, and identify and realize additional opportunities. The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties that are described in the Definitive Proxy Statement, including those under “Risk Factors” therein, and other documents filed by the Company, AGSA or AMPSA from time to time with the SEC. These filings identify and address (or will identify and address) other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and the Company, AGSA and AMPSA assume no obligation and, except as required by law, do not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise. None of the Company, AGSA or AMPSA gives any assurance that either the Company or AMPSA will achieve its expectations.

No Offer or Solicitation

This document includes information related to the proposed business combination. This document does not constitute an offer to sell or exchange, or the solicitation of an offer to buy or exchange, any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, sale or exchange would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.